Exhibit 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement (Form S-1) of our report dated April 1, 2024, relating to the consolidated financial statements of Mangoceuticals, Inc. (the “Company”), as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

August 16, 2024

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400 Dallas, Texas 75251 Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195
Web site: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS